The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 8, 2021

October , 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF due October 18, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek an uncapped return of at least 1.85 times any appreciation of the least performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF, which we refer to as the Funds, at maturity.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about October 15, 2021 and are expected to settle on or about October 20, 2021.
•	CUSIP: 48132YAN5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $948.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $920.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The Invesco NASDAQ Next Gen 100 ETF (Bloomberg ticker: QQQJ), the iShares® Semiconductor ETF (Bloomberg ticker: SOXX) and the First Trust Nasdaq Cybersecurity ETF (Bloomberg ticker: CIBR)

Upside Leverage Factor: At least 1.85 (to be provided in the pricing supplement)

Barrier Amount: With respect to each Fund, 75.00% of its Initial Value

Pricing Date: On or about October 15, 2021

Original Issue Date (Settlement Date): On or about October 20, 2021

Observation Date*: October 15, 2024

Maturity Date*: October 18, 2024

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value of each Fund is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Fund Return × Upside Leverage Factor)

If the Final Value of any Fund is equal to or less than its Initial Value but the Final Value of each Fund is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity.

If the Final Value of any Fund is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Fund Return)

If the Final Value of any Fund is less than its Barrier Amount, you will lose more than 25.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Fund: The Fund with the Least Performing Fund Return

Least Performing Fund Return: The lowest of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date

Final Value: With respect to each Fund, the closing price of one share of that Fund on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return and payment at maturity on the notes linked to three hypothetical Funds. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	an Initial Value for the Least Performing Fund of $100.00;
•	an Upside Leverage Factor of 1.85; and
•	a Barrier Amount for the Least Performing Fund of $75.00 (equal to 75.00% of its hypothetical Initial Value).

The hypothetical Initial Value of the Least Performing Fund of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Fund. The actual Initial Value of each Fund will be the closing price of one share of that Fund on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Value of the Least Performing Fund	Least Performing Fund Return	Total Return on the Notes	Payment at Maturity
$165.00	65.00%	120.25%	$2,202.50
$150.00	50.00%	92.50%	$1,925.00
$140.00	40.00%	74.00%	$1,740.00
$130.00	30.00%	55.50%	$1,555.00
$120.00	20.00%	37.00%	$1,370.00
$110.00	10.00%	18.50%	$1,185.00
$105.00	5.00%	9.25%	$1,092.50
$101.00	1.00%	1.85%	$1,018.50
$100.00	0.00%	0.00%	$1,000.00
$90.00	-10.00%	0.00%	$1,000.00
$80.00	-20.00%	0.00%	$1,000.00
$75.00	-25.00%	0.00%	$1,000.00
$74.99	-25.01%	-25.01%	$749.90
$60.00	-40.00%	-40.00%	$600.00
$50.00	-50.00%	-50.00%	$500.00
$40.00	-60.00%	-60.00%	$400.00
$30.00	-70.00%	-70.00%	$300.00
$20.00	-80.00%	-80.00%	$200.00
$10.00	-90.00%	-90.00%	$100.00
$0.00	-100.00%	-100.00%	$0.00

PS-2 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of Least Performing Fund Returns detailed in the table above (-80% to 50%). There can be no assurance that the performance of the Least Performing Fund will result in the return of any of your principal amount.

How the Notes Work

Upside Scenario:

If the Final Value of each Fund is greater than its Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Least Performing Fund Return times the Upside Leverage Factor of at least 1.85.

•	Assuming a hypothetical Upside Leverage Factor of 1.85, if the closing price of one share of the Least Performing Fund increases 10.00%, investors will receive at maturity a 18.50% return, or $1,185.00 per $1,000 principal amount note.

Par Scenario:

If the Final Value of any Fund is equal to or less than its Initial Value but the Final Value of each Fund is greater than or equal to its Barrier Amount of 75.00% of its Initial Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Value of any Fund is less than its Barrier Amount of 75.00% of its Initial Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Least Performing Fund is less than its Initial Value.

•	For example, if the closing price of one share of the Least Performing Fund declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Value of any Fund is less than its Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Fund is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 25.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

PS-3 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by any of the Funds over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Fund.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING FUND.
•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —

If the Final Value of any Fund is less than its Barrier Amount, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Least Performing Fund.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY FUND OR THE SECURITIES HELD BY ANY FUND OR HAVE ANY RIGHTS WITH RESPECT TO ANY FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS BARRIER AMOUNT IS GREATER IF THE PRICE OF ONE SHARE OF THAT FUND IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Upside Leverage Factor.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are

PS-4 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

PS-5 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	NON-U.S. SECURITIES RISK—

Some of the equity securities held by the Funds have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH MID-SIZE AND SMALL CAPITALIZATION STOCKS —

Some of the equity securities held by the Funds have been issued by mid-size or small capitalization companies.  Mid-size and small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Mid-size and small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	RISKS ASSOCIATED WITH THE SEMICONDUCTOR INDUSTRY WITH RESPECT TO THE iSHARES® SEMICONDUCTOR ETF —

All or substantially all of the equity securities held by the iShares® Semiconductor ETF are issued by companies whose primary line of business is directly associated with the semiconductor industry.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  The iShares® Semiconductor ETF invests in semiconductor companies, which face intense competition, both domestically and internationally, and this competition may have an adverse effect on profit margins.  Semiconductor companies may have limited product lines, markets, financial resources or personnel.  The products of semiconductor companies may face obsolescence due to rapid technological developments and frequent new product introduction, unpredictable changes in growth rates and competition for the services of qualified personnel.  Capital equipment expenditures could be substantial, and equipment generally suffers from rapid obsolescence.  Companies in the semiconductor industry are heavily dependent on patent and intellectual property rights. The loss or impairment of these rights, would adversely affect the profitability of these companies.  These factors could affect the semiconductor industry and could affect the value of the equity securities held by the iShares® Semiconductor ETF and the price of the iShares® Semiconductor ETF during the term of the notes, which may adversely affect the value of your notes.

•	RISKS ASSOCIATED WITH THE CYBERSECURITY INDUSTRY WITH RESPECT TO THE FIRST TRUST NASDAQ CYBERSECURITY ETF —

All or substantially all of the equity securities held by the First Trust Nasdaq Cybersecurity ETF are issued by companies whose primary line of business is directly associated with the cybersecurity industry.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  Cybersecurity companies are companies

PS-6 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

that provide products and services intended to protect the integrity of data and network operations for private and public networks, computers and mobile devices.  Like other technology and industrials companies, cybersecurity companies are generally subject to the risks of rapidly changing technologies, short product life cycles, fierce competition, aggressive pricing and reduced profit margins, loss of patent, copyright and trademark protections, cyclical market patterns, evolving industry standards and frequent new product introductions.  These companies may also be smaller and less experienced companies, with limited product lines, markets, qualified personnel or financial resources.  These factors could affect the cybersecurity industry and could affect the value of the equity securities held by the First Trust Nasdaq Cybersecurity ETF and the price of the First Trust Nasdaq Cybersecurity ETF during the term of the notes, which may adversely affect the value of your notes.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FIRST TRUST NASDAQ CYBERSECURITY ETF —

Because the prices of the non-U.S. equity securities held by the First Trust Nasdaq Cybersecurity ETF are converted into U.S. dollars for purposes of calculating the net asset value of the First Trust Nasdaq Cybersecurity ETF, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the First Trust Nasdaq Cybersecurity ETF trade.  Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the First Trust Nasdaq Cybersecurity ETF denominated in each of those currencies.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the First Trust Nasdaq Cybersecurity ETF will be adversely affected and any payment on the notes may be reduced.

•	LIMITED TRADING HISTORY WITH RESPECT TO THE Invesco NASDAQ Next Gen 100 ETF —

The Invesco NASDAQ Next Gen 100 ETF commenced trading on The NASDAQ Stock Market on October 13, 2020 and therefore has limited historical performance.  Accordingly, historical information for Invesco NASDAQ Next Gen 100 ETF is available only since that date.  Past performance should not be considered indicative of future performance.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-7 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

The Funds

The Invesco NASDAQ Next Gen 100 ETF is an exchange-traded fund of Invesco Exchange-Traded Fund Trust II, a registered investment company, that seeks to track the investment results (before fees and expenses) of the NASDAQ Next Generation 100 Index®, which we refer to as the Underlying Index with respect to the Invesco NASDAQ Next Gen 100 ETF.  The NASDAQ Next Generation 100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of the next generation of non-financial companies listed on The NASDAQ Stock Market; that is, the largest 100 companies outside of the NASDAQ-100 Index®.  For additional information about the Invesco NASDAQ Next Gen 100 ETF, see Annex A in this pricing supplement.

The iShares® Semiconductor ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S.-listed equities in the semiconductor sector, which we refer to as the Underlying Index with respect to the iShares® Semiconductor ETF.  The Underlying Index for the iShares® Semiconductor ETF is currently the ICE Semiconductor Index. The ICE Semiconductor Index is a modified float-adjusted market capitalization-weighted index that is designed to track the performance of the thirty largest U.S.-listed semiconductor companies.  For additional information about the iShares® Semiconductor ETF, see Annex B in this pricing supplement.

The First Trust Nasdaq Cybersecurity ETF is an exchange-traded fund of First Trust Exchange-Traded Fund II, a registered investment company, that seeks investment results that correspond generally to the price and yield (before fees and expenses) of an equity index called the Nasdaq CTA Cybersecurity IndexTM, which we refer to as the Underlying Index with respect to the First Trust Nasdaq Cybersecurity ETF.  The Nasdaq CTA Cybersecurity IndexTM is a modified liquidity-weighted index that is designed to track the performance of companies engaged in the cybersecurity segment of the technology and industrial sectors.  For additional information about the First Trust Nasdaq Cybersecurity ETF, see Annex C in this pricing supplement.

Historical Information

The following graphs set forth the historical performance of each Fund (other than the Invesco NASDAQ Next Gen 100 ETF) based on the weekly historical closing prices of one share of each Fund from January 8, 2016 through October 1, 2021 and the historical performance of the Invesco NASDAQ Next Gen 100 ETF based on the weekly historical closing prices of one share of the Invesco NASDAQ Next Gen 100 ETF from October 16, 2020 through October 1, 2021. The Invesco NASDAQ Next Gen 100 ETF commenced trading on The NASDAQ Stock Market on October 13, 2020 and therefore has limited historical performance. The closing price of one share of the Invesco NASDAQ Next Gen 100 ETF on October 7, 2021 was $33.50. The closing price of one share of the iShares® Semiconductor ETF on October 7, 2021 was $448.15. The closing price of one share of the First Trust NASDAQ Cybersecurity ETF on October 7, 2021 was $50.18. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Fund on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount.

PS-8 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

PS-9 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

PS-10 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-11 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

Annex A

The Invesco NASDAQ Next Gen 100 ETF

All information contained in this pricing supplement regarding the Invesco NASDAQ Next Gen 100 ETF (the “Next Gen Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Invesco Exchange-Traded Fund Trust II (the “Invesco Trust”) and Invesco Capital Management LLC (“Invesco”). Invesco is currently the investment adviser to the Next Gen Fund. The Next Gen Fund is an exchange-traded fund that trades on The NASDAQ Stock Market under the ticker symbol “QQQJ.”

The Next Gen Fund seeks to track the investment results (before fees and expenses) of the NASDAQ Next Generation 100 Index®. For additional information about the NASDAQ Next Generation 100 Index®, see “— The NASDAQ Next Generation 100 Index®” below.

The Next Gen Fund uses an “indexing” investment approach to seek to track the investment results, before fees and expenses, of the NASDAQ Next Generation 100 Index®. The Next Gen Fund employs a “full replication” methodology in seeking to track the NASDAQ Next Generation 100 Index®, meaning that it generally invests in all of the securities (including American Depositary receipts) composing the NASDAQ Next Generation 100 Index® in proportion to their weightings in the NASDAQ Next Generation 100 Index®. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the Next Gen Fund may purchase a sample of securities in the NASDAQ Next Generation 100 Index®. A “sampling” methodology means that Invesco uses quantitative analysis to select securities from the NASDAQ Next Generation 100 Index® universe to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the NASDAQ Next Generation 100 Index® in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities. When employing a sampling methodology, Invesco bases the quantity of holdings in the Next Gen Fund on a number of factors, including asset size of the Next Gen Fund, and generally expects the Next Gen Fund to hold less than the total number of securities in the NASDAQ Next Generation 100 Index®. However, Invesco reserves the right to invest the Next Gen Fund in as many securities as it believes necessary to achieve the Next Gen Fund’s investment objective.

The Next Gen Fund’s return may not match the return of the NASDAQ Next Generation 100 Index® for a number of reasons. For example, the Next Gen Fund incurs operating expenses not applicable to the NASDAQ Next Generation 100 Index® and incurs costs in buying and selling securities, especially when rebalancing the Next Gen Fund’s securities holdings to reflect changes in the composition of the NASDAQ Next Generation 100 Index®. In addition, the performance of the Next Gen Fund and the NASDAQ Next Generation 100 Index® may vary due to asset valuation differences and differences between the Next Gen Fund’s portfolio and the NASDAQ Next Generation 100 Index® resulting from legal restrictions, cost or liquidity constraints.

The Invesco Trust is a registered investment company that consists of numerous separate investment portfolios, including the Next Gen Fund. Information provided to or filed with the SEC by the Invesco Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-138490 and 811-21977, respectively, through the SEC’s website at http://www.sec.gov.

The NASDAQ Next Generation 100 Index®

All information contained in this pricing supplement regarding the NASDAQ Next Generation 100 Index®, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq”). The NASDAQ Next Generation 100 Index® was developed by, and is calculated, maintained and published by Nasdaq. Nasdaq does not have any obligation to continue to publish, and may discontinue publication of, the NASDAQ Next Generation 100 Index®. NASDAQ Next Generation 100 Index® is reported by Bloomberg L.P. under the ticker symbol “NGX.”

The NASDAQ Next Generation 100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of the next generation of non-financial companies listed on The NASDAQ Stock Market; that is, the largest 100 companies outside of the NASDAQ-100 Index®.

The NASDAQ Next Generation 100 Index® share weights of the component securities of the NASDAQ Next Generation 100 Index® at any time are based upon the total shares outstanding (“TSO”) in each of those securities, subject to a cap. Accordingly, each underlying stock’s influence on the level of the NASDAQ Next Generation 100 Index® is directly proportional to the value of its NASDAQ Next Generation 100 Index® share weight.

Calculation of the Nasdaq-100 Index®

At any moment in time, the value of the NASDAQ Next Generation 100 Index® equals the aggregate value of the then-current NASDAQ Next Generation 100 Index® share weights of each of the NASDAQ Next Generation 100 Index® component securities, which

PS-13 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

are based on the TSO of each NASDAQ Next Generation 100 Index® component security, multiplied by each security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported NASDAQ Next Generation 100 Index® value. The Divisor serves the purpose of scaling this aggregate value to a lower order of magnitude which is more desirable for NASDAQ Next Generation 100 Index® reporting purposes.

Security Eligibility Criteria

To be eligible for inclusion in the NASDAQ Next Generation 100 Index®, a security must meet the existing NASDAQ-100 Index® eligibility criteria.     For additional information about the NASDAQ-100 Index®, see “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

Index Reconstitution and Rebalancing

The NASDAQ Next Generation 100 Index® follows the same reconstitution and rebalancing schedule as the NASDAQ-100 Index®. For additional information about the NASDAQ-100 Index®, see “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

Constituent Selection

At each index reconstitution, the largest 100 ranked issuers by market capitalization that are not in the NASDAQ-100 Index® are included in the NASDAQ Next Generation 100 Index®. For additional information about the NASDAQ-100 Index®, see “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

Constituent Weighting

The NASDAQ Next Generation 100 Index® is a modified market capitalization-weighted index.

The NASDAQ Next Generation 100 Index® component securities’ initial weights are determined by dividing each component security’s market capitalization by the aggregate market capitalization of all component securities. The initial index weights are adjusted so that no component security weight exceeds 4%.

Index Maintenance

To be eligible for inclusion in the NASDAQ Next Generation 100 Index®, a security must meet the existing NASDAQ-100 Index® eligibility criteria.     For additional information about the NASDAQ-100 Index®, see “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

Deletion Policy

If, at any time other than an index reconstitution, Nasdaq determines that a NASDAQ Next Generation 100 Index® component security has or will undergo a fundamental alteration that would make it ineligible for inclusion in the NASDAQ Next Generation 100 Index®, the security is removed as soon as practicable.

These alterations may include:

•	A listings switch to an ineligible index exchange.
•	A merger, acquisition, or other major corporate event that would adversely impact the integrity of the NASDAQ Next Generation 100 Index®.
•	The issuer of a security is reorganized as a real estate investment trust (REIT).
•	The issuer of a security is reclassified as a financial company (those classified under the Financials Industry) according to the Industry Classification Benchmark (ICB).
•	A security is added into the NASDAQ-100 Index®.

In the case of mergers and acquisitions, the effective date for the removal of a NASDAQ Next Generation 100 Index® component security or its issuer will be largely event-based, with the goal to remove the security or issuer as soon as completion of the acquisition or merger has been deemed highly probable. Notable events include, but are not limited to, completion of various regulatory reviews, the conclusion of material lawsuits and/or shareholder and board approvals.

Replacement Policy

NASDAQ Next Generation 100 Index® component securities are not replaced outside of index reconstitution.

PS-14 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

Corporate Actions

In the periods between scheduled index reconstitution and rebalancing events, individual NASDAQ Next Generation 100 Index® component securities may be subject to a variety of corporate actions and events that require maintenance and adjustments to the NASDAQ Next Generation 100 Index®.

At the quarterly rebalancing, no changes are made to the NASDAQ Next Generation 100 Index® from the previous month end until the quarterly share change effective date, with the exception of corporate actions with an ex-date.

Index Governance

The Nasdaq Index Management Committee (the “Nasdaq Index Committee”) approves all new index methodologies applicable to the NASDAQ Next Generation 100 Index®. The Nasdaq Index Committee is composed of full-time professional members of Nasdaq. The Nasdaq Index Committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect the NASDAQ Next Generation 100 Index® constituents, statistics comparing the composition of the NASDAQ Next Generation 100 Index® to the market, securities that are being considered as candidates for addition to the NASDAQ Next Generation 100 Index®, and any significant market events.

PS-15 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

Annex B

The iShares® Semiconductor ETF

All information contained in this pricing supplement regarding the iShares® Semiconductor ETF (the “SOXX Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by iShares® Trust and BlackRock Fund Advisors (“BFA”). The SOXX Fund is an investment portfolio of iShares® Trust. BFA is currently the investment adviser to the SOXX Fund. The SOXX Fund is an exchange-traded fund that trades on The NASDAQ Stock Market under the ticker symbol “SOXX.”

The SOXX Fund seeks to track the investment results, before fees and expenses, of an index composed of U.S.-listed equities in the semiconductor sector, which is currently the ICE Semiconductor Index. For additional information about the SOXX Fund, see the information set forth under “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the SOXX Fund is an “iShares® ETF.”

The ICE Semiconductor Index

All information contained in this pricing supplement regarding the ICE Semiconductor Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, ICE Data Indices, LLC (“IDI”). The ICE Semiconductor Index is calculated, maintained and published by IDI. IDI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of, the ICE Semiconductor Index.

The ICE Semiconductor Index is a modified float-adjusted market capitalization-weighted index that is designed to track the performance of the thirty largest U.S.-listed semiconductor companies. The ICE Semiconductor Index is reported by Bloomberg L.P. under the ticker symbol “ICESEMI.”

The ICE Semiconductor Index Eligibility & Constituent Selection

The ICE Semiconductor Index is designed to track the performance of the thirty largest U.S.-listed semiconductor companies. Semiconductor companies are defined as those classified within the Semiconductor Industry of the ICE Uniform Sector Classification schema. This includes companies that either manufacture materials that have electrical conductivity (semiconductors) to be used in electronic applications or utilize LED and OLED technology. This also includes companies that provides services or equipment associated with semiconductors such as packaging and testing.

The ICE Semiconductor Index includes common stocks, ordinary shares, American Depository Receipts (“ADRs”), shares of beneficial interest and limited partnership interest that meet the following criteria:

1.	Listed on one of the following U.S. exchanges: the New York Stock Exchange, NYSE American, Cboe BZX, The NASDAQ Global Select Market, The NASDAQ Global Market and The NASDAQ Capital Market;
2.	Classified within the Semiconductors Industry of the ICE Uniform Sector Classification schema;
3.	A minimum $100 million security-level non-float adjusted market capitalization;
4.	A minimum 5% security-level free float;
5.	1.5 million share minimum U.S. consolidated traded volume in each of the six calendar months preceding the reference date;
6.	IPOs and new listings must be at least three full calendar months past the listing date, not including the listing month but including the reconstitution reference date month of July; and
7.	If a company has multiple listed share classes that qualify, then only the largest share class based on float-adjusted market capitalization is eligible for selection.

The thirty largest securities, ranked by security-level, float-adjusted market capitalization as of the reference date, are included in the ICE Semiconductor Index.

The ICE Semiconductor Index Construction

The ICE Semiconductor Index is subject to certain exposure limits:

1.	All constituents are capped at 8% with any excess weight redistributed on a pro-rata basis to constituents below that cap, provided none can be increased above 8%;
2.	The weights of constituents outside the initial five largest are capped at 4% with any excess weight redistributed on a pro-rata basis to (i) any of the five largest constituents that are below 8% (provided they cannot be increased above 8%), and (ii) any other constituents that are below 4% (provided none are increased above 4%); and

PS-16 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

3.	The cumulative weight of all ADRs is capped at 10% with the reductions applied proportionately across that group. Excess weight is redistributed on a pro-rata basis to (i) any non-ADR constituents among the resulting five largest constituents that are below 8% (provided they cannot be increased above 8%) and (ii) any other non-ADR constituents that are below 4% (provided they cannot be increased above 4%).

The ICE Semiconductor Index Calculation

The level of the ICE Semiconductor Index is calculated by dividing the current index market capitalization by the index divisor. The index market capitalization represents the sum product of index constituents shares and prices. The divisor was determined as a function of the initial index market capitalization and base index level. The divisor is updated as a result of corporate actions, reconstitutions, rebalances and any other composition changes. The general formula for the price return version of the index is:

Where:

t = Index Business Day t

Dt = Price Return Index Divisor on Index Business Day t

Pi,t = Price (in the Index Base Currency) of Index Constituent i on Index Business Day t

Qi,t = Shares of Index Constituent I on Index Business Day t

The ICE Semiconductor Index Maintenance and Adjustments

The ICE Semiconductor Index undergoes a full reconstitution of constituent holdings annually after the close of the third Friday of September. At the annual reconstitution, qualifying constituents are re-selected based on the above criteria, and float-adjusted market capitalization weights are determined subject to the above exposure limits. The reference date for the input data used to determine security qualification is the close of the last trading day of July, and reference data for the input data used to determine weights is the close of the last trading day of August. The announcement date is the close of the first Friday of September.

In addition to the annual reconstitution, the ICE Semiconductor Index undergoes a rebalancing after the close of the third Friday of March, June, and December. At the quarterly rebalancings, no constituents are added to or removed from the ICE Semiconductor Index; however, constituent weights are recalculated based on updated float-adjusted market capitalizations subject to the issuer and ADR exposure limits. The reference date for all input data used in the quarterly rebalances is the close of the last trading day of the month preceding the month of effectiveness (February, May, November) and the announcement date is the close of the first Friday of the rebalance month.

The ICE Semiconductor Index is adjusted for corporate actions that affect constituents and implements any intra-quarter float adjusted shares outstanding updates greater than 10% in scheduled monthly share updates that take effect after the close of the last trading day of each month. Securities are removed from the ICE Semiconductor Index only when both the transaction and delisting is either confirmed or deemed imminent. If a security is suspended prior to its removal from the ICE Semiconductor Index, then the security is deleted at the close of the next trading day at either the last traded price (cash only terms) or the value of the deal terms (share or cash/share terms), if available. If a constituent is removed from the ICE Semiconductor Index intra-quarter, then it is replaced with the eligible security with the next highest free-float market capitalization as of the last reconstitution or rebalance. The replacement is made at the security-level free-float market capitalization of the new security, with no additional capping rules applied. The ICE Semiconductor Index implements a zero-price spin-off policy. A spun-off company is added to the ICE Semiconductor Index effective for the spin-off ex-date with a $0 price and no price adjustment is made on the parent constituent. After the close of the first day of trading for the spun-off company, it is deleted from the ICE Semiconductor Index at its last traded price.

PS-17 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

Annex C

The First Trust Nasdaq Cybersecurity ETF

All information contained in this pricing supplement regarding the First Trust Nasdaq Cybersecurity ETF (the “CIBR Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, First Trust Exchange-Traded Fund II and First Trust Advisors L.P. (“First Trust”). First Trust is currently the investment adviser to the CIBR Fund. The CIBR Fund is an exchange-traded fund that trades on The NASDAQ Stock Market under the ticker symbol “CIBR.”

The CIBR Fund seeks investment results that correspond generally to the price and yield (before fees and expenses) of an equity index called the Nasdaq CTA Cybersecurity Index™. For additional information about the Nasdaq CTA Cybersecurity Index™, see “— The Nasdaq CTA Cybersecurity Index™” below.

The CIBR Fund uses an “indexing” investment approach to attempt to replicate, before fees and expenses, the performance of the Nasdaq CTA Cybersecurity Index™. The CIBR Fund will generally employ a full replication strategy, meaning that it will normally invest in all of the securities composing the Nasdaq CTA Cybersecurity Index™ in proportion to their weightings in the Nasdaq CTA Cybersecurity Index™. However, under various circumstances, full replication of the Nasdaq CTA Cybersecurity Index™ may not be possible or practicable. In those circumstances, the CIBR Fund may purchase a sample of securities in the Nasdaq CTA Cybersecurity Index™. There may also be instances in which First Trust may choose to overweight certain securities in the Nasdaq CTA Cybersecurity Index™, purchase securities not in the Nasdaq CTA Cybersecurity Index™ which First Trust believes are appropriate to substitute for certain securities in the Nasdaq CTA Cybersecurity Index™, use futures or derivative instruments or utilize various combinations of the above techniques in seeking to track the Nasdaq CTA Cybersecurity Index™. The CIBR Fund may sell securities that are represented in the Nasdaq CTA Cybersecurity Index™ in anticipation of their removal from the Nasdaq CTA Cybersecurity Index™ or purchase securities not represented in the Nasdaq CTA Cybersecurity Index™ in anticipation of their addition to the Nasdaq CTA Cybersecurity Index™.

The CIBR Fund’s return may not match the return of the Nasdaq CTA Cybersecurity Index™ for a number of reasons. The CIBR Fund incurs operating expenses not applicable to the Nasdaq CTA Cybersecurity Index™, and may incur costs in buying and selling securities, especially when rebalancing the CIBR Fund’s portfolio holdings to reflect changes in the composition of the Nasdaq CTA Cybersecurity Index™. In addition, the CIBR Fund’s portfolio holdings may not exactly replicate the securities included in the Nasdaq CTA Cybersecurity Index™ or the ratios between the securities included in the Nasdaq CTA Cybersecurity Index™.

The First Trust Exchange-Traded Fund II is a registered investment company that consists of numerous separate investment portfolios, including the CIBR Fund. Information provided to or filed with the SEC by First Trust Exchange-Traded Fund II pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-143964 and 811-21944, respectively, through the SEC’s website at http://www.sec.gov.

The Nasdaq CTA Cybersecurity Index™

All information contained in this pricing supplement regarding the Nasdaq CTA Cybersecurity Index™, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq”). The Nasdaq CTA Cybersecurity Index™ was developed by, and is calculated, maintained and published by Nasdaq. Nasdaq does not have any obligation to continue to publish, and may discontinue publication of, the Nasdaq CTA Cybersecurity Index™. The Nasdaq CTA Cybersecurity Index™ is reported by Bloomberg L.P. under the ticker symbol “NQCYBR.”

The Nasdaq CTA Cybersecurity Index™ is a modified liquidity-weighted index that is designed to track the performance of companies engaged in the cybersecurity segment of the technology and industrial sectors. The Nasdaq CTA Cybersecurity Index™ includes companies primarily involved in the building, implementation and management of security protocols applied to private and public networks, computers and mobile devices in order to provide protection of the integrity of data and network operations. The companies are selected based on classification determined by Consumer Technology Association (“CTA”).

Security Eligibility Criteria

To be eligible for initial inclusion in the Nasdaq CTA Cybersecurity Index™, a security must meet the following criteria:

PS-18 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

•	the eligible security types generally include common stocks, ordinary shares, depositary receipts (both American and Global), depositary shares, shares of beneficial interest of real estate investment trusts (REITs) or limited partnership interests and tracking stocks;
•	one security per issuer is permitted, but if an issuer has multiple securities, the security with the highest three-month average daily dollar trading volume (“ADDTV”) is considered for possible inclusion;
•	a security must be listed on an eligible global stock exchange, which are reviewed periodically for eligibility;
•	the security must be classified as a cybersecurity company as determined by CTA;
•	the issuer of each security must have a minimum market capitalization of $250 million;
•	each security must have a three-month ADDTV of at least $1 million; and
•	each security must have a minimum of free float of 20%.

If, at reconstitution, Nasdaq becomes aware that an issuer or security will soon undergo a fundamental change that makes it ineligible, Nasdaq will remove the security from consideration. This includes entering into a definitive merger or acquisition agreement or other pending arrangement that would make it ineligible for Nasdaq CTA Cybersecurity Index™ inclusion, or a filing of bankruptcy or similar protection from creditors.

Constituent Selection

All securities that meet the applicable eligibility criteria are included in the Nasdaq CTA Cybersecurity Index™.

Index Reconstitution

The Nasdaq CTA Cybersecurity Index™ selects constituents semi-annually in March and September. The security eligibility criteria are applied using market data as of the end of January and July, respectively. The Nasdaq CTA Cybersecurity Index™ reconstitution changes are announced in early March and September. Nasdaq CTA Cybersecurity Index™ reconstitution changes become effective at market open on the trading day after the third Friday in March and September, respectively.

Index Rebalance

The Nasdaq CTA Cybersecurity Index™ is rebalanced on a quarterly basis in March, June, September and December. The Nasdaq CTA Cybersecurity Index™ rebalancing uses the last sales price of all securities as of the prior month-end (February, August and November, respectively). Nasdaq CTA Cybersecurity Index™ rebalancing changes are announced in early March, June, September and December. Nasdaq CTA Cybersecurity Index™ rebalancing changes become effective at market open on the trading day after the third Friday in March, June, September and December, respectively.

Index Weight Adjustments

The Nasdaq CTA Cybersecurity Index™ is a modified liquidity-weighted index. The initial weights of the Nasdaq CTA Cybersecurity Index™ securities are determined by dividing each security’s three-month ADDTV by the aggregate ADDTV of all securities included in the Nasdaq CTA Cybersecurity Index™.

Initial weights are then adjusted to meet the following constraints:

•	No index security weight may exceed 6%.
•	For index securities whose three-month ADDTV is not ranked among the top five, no weight may exceed 3%.

PS-19 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF

Index Calculation

At any moment in time, the value of the Nasdaq CTA Cybersecurity Index™ equals the aggregate value of the then-current Nasdaq CTA Cybersecurity Index™ share weights of each of the Nasdaq CTA Cybersecurity Index™ component securities, which are based on the total shares outstanding of each such Nasdaq CTA Cybersecurity Index™ component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), as adjusted by the weighting adjustment scheme described under “— Nasdaq CTA Cybersecurity Index™ Weight Adjustments” above, and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported Nasdaq CTA Cybersecurity Index™ value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is recommended for Nasdaq CTA Cybersecurity Index™ reporting purposes.

Index Maintenance

Deletion Policy

If, at any time during the year other than the Nasdaq CTA Cybersecurity Index™ reconstitution(s), a Nasdaq CTA Cybersecurity Index™ security no longer meets the eligibility criteria, or is otherwise determined to have become ineligible for inclusion in the Nasdaq CTA Cybersecurity Index™, it is removed from the Nasdaq CTA Cybersecurity Index™. This includes circumstances where a Nasdaq CTA Cybersecurity Index™ security is determined to be ineligible for continued inclusion in the Nasdaq CTA Cybersecurity Index™ due to merger, acquisition or other major corporate event that would otherwise adversely impact the integrity of the Nasdaq CTA Cybersecurity Index™.

Replacement Policy

Nasdaq CTA Cybersecurity Index™ securities deleted at any time during the year other than the Nasdaq CTA Cybersecurity Index™ reconstitution(s) are not replaced.

Corporate Actions

In the interim periods between scheduled index reconstitution events, individual Nasdaq CTA Cybersecurity Index™ securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq CTA Cybersecurity Index™. With the exception of certain corporate events, Nasdaq CTA Cybersecurity Index™ securities are adjusted for corporate actions prior to market open on the effective date, ex-date, ex-dividend date or ex-distribution date of a given corporate action/event. In the absence of one of those dates, there will be no adjustment to the Nasdaq CTA Cybersecurity Index™ for such corporate action.

Index share adjustments

Other than as a direct result of corporate actions, the Nasdaq CTA Cybersecurity Index™ does not normally experience share adjustments between scheduled index rebalance and reconstitution events.

Index Governance

The Nasdaq Index Management Committee (the “Nasdaq Index Committee”) approves all new index methodologies applicable to the Nasdaq CTA Cybersecurity Index™. The Nasdaq Index Committee is composed of full-time professional members of Nasdaq. The Nasdaq Index Committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect the Nasdaq CTA Cybersecurity Index™ constituents, statistics comparing the composition of the Nasdaq CTA Cybersecurity Index™ to the market, securities that are being considered as candidates for addition to the Nasdaq CTA Cybersecurity Index™, and any significant market events.

PS-20 | Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Least Performing of the Invesco NASDAQ Next Gen 100 ETF, the iShares® Semiconductor ETF and the First Trust Nasdaq Cybersecurity ETF